FREE WRITING PROSPECTUS Dated February 4, 2011	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-07

$1.3+BN     ALLYA 11-1

JT LEADS: RBS (str), Barc, Citi

CO-MGRS: BNP, BNY, Comerica, Lloyds, UBS

CLASS B&C SOLE: RBS

CLASS	SIZE	WAL	M/F	PWIN	E.FIN	L.FIN	BENCHMARK SPREAD	YIELD	COUPON	PRICE
A1	246.000MM	0.28	P-1/F-1+	1-7	09/11	02/12	INTL-1	0.31527	0.31527	100.00000
A2	398.000MM	1.15	Aaa/AAA	7-21	11/12	10/13	EDSF+29	0.816	0.810	99.99471
A3	353.000MM	2.35	Aaa/AAA	21-36	02/14	01/15	ISWPS+23	1.393	1.380	99.97926
A4	252.550MM	3.62	Aaa/AAA	36-50	04/15	03/16	ISWPS+39	2.243	2.230	99.99096
B	36.260MM	N/A
C	37.590MM	N/A

BILL & DELIVER:	RBS
AVAILABLE INFO:	Red, FWP, Intex CDI
EXPECTED SETTLE:	February 9, 2011
FIRST PAYMENT:	March 15, 2011
PRICING SPEED:	0.9% ABS
ERISA ELIGIBLE:	YES
OFFERING TYPE:	A’S ARE PUBLIC; B&C ARE 144A
BBG TICKER:	ALLYA 2011-1

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 884-2071 or emailing offeringmaterials@rbs.com.